Exhibit 10.3

Loan No. 33453

PROMISSORY NOTE

(Term Loan)

$7,170,000.00         February 1, 2018

FOR VALUE RECEIVED, UTSI Finance, Inc., a Michigan corporation ("Borrower") having the address of 12755 East Nine Mile Road, Warren, Michigan, 48089, promise(s) to pay to the order of FLAGSTAR BANK, F.S.B., a federally chartered savings bank (together with its successors and assigns, “Bank”), or to order, on or before February 1, 2028 (“Term Loan Maturity Date”), the principal amount not to exceed Seven Million One Hundred Seventy Thousand and 00/100 Dollars ($7,170,000.00), together with interest on the unpaid principal amount hereof until paid at the rates per annum set forth below (“Term Loan”).

The Loan Agreement

This Promissory Note (Term Loan) (this “Note”) has been executed pursuant to that certain Loan and Financing Agreement of even date between Bank and the Borrower (as amended, restated or otherwise superseded from time to time, the “Loan Agreement”).  Capitalized terms used but not otherwise defined in this Note have the meanings given them in the Loan Agreement.  This Note is issued pursuant to the Loan Agreement.  This Note is secured by a Commercial Mortgage against property commonly known as 250 East 167th Street, Harvey, Illinois 60426.

Interest

While no Event of Default exists, amounts outstanding under this Note will (except to the extent specifically provided to the contrary) bear interest at a rate per annum equal to the sum of (a) LIBOR plus (b) two and one-quarter percent (2.25%). During any period(s) a Matured Event of Default exists, the outstanding principal amount of this Note shall bear interest at a rate equal to three percent (3.0%) per annum greater than the interest rate otherwise charged hereunder (“Default Rate”).

The following terms shall have the respective meanings attributed to them:

“Base Rate” means, as determined for any day, a variable rate of interest equal to one percent (1%) per annum less than the greater of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the Prime Rate for such day.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day.

“Interest Period” means (i) the period beginning the day principal is first advanced under this Note to, but excluding, the first Payment Date, and (ii) each subsequent period commencing on (and including) the last day of the preceding Interest Period and ending on (but excluding) the next Payment Date; provided that in no event shall any Interest Period extend beyond the Term Loan Maturity Date.

“LIBOR” means, with respect to any Interest Period, the interest rate per annum determined by Bank by dividing (i) the rate that appears as the one (1) month ICE Benchmark Administration LIBOR Rate for United States Dollar deposits (as quoted by Bloomberg Finance L.P.) offered by leading banks in

Loan No. 33453

the London interbank deposit market at approximately 11:00 a.m. London time, two (2) Business Days prior to the first day of such Interest Period (or, if for any reason, such source for rate information no longer exists, a comparable replacement rate determined by Bank at such time), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage.

“LIBOR Reserve Percentage” means the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

“Payment Date” means the 5th day of each month.

“Prime Rate” means, for any day, the variable per annum rate of interest so designated from time to time by Bank as its “prime rate.”  The Borrower acknowledges that the Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer of Bank and that changes in the rate of interest applicable to this Note resulting from changes in the Prime Rate shall take place immediately without notice or demand of any kind.

The following provisions shall also apply to the principal from time to time evidenced by this Note:

(a)Except as specifically provided to the contrary in this Note, the entire principal balance shall be carried in consecutive Interest Periods, each of one-month duration and commencing on the expiration of each preceding Interest Period;

(b)LIBOR may be deemed by Bank (in Bank's sole reasonable discretion) to be unavailable if Bank reasonably determines that (i) no adequate basis exists for determining LIBOR, (ii) adverse or unusual conditions in or changes in applicable law or the London interbank eurodollar market make it illegal or, in the reasonable judgment of Bank, impossible to fund loans at LIBOR or make LIBOR unreflective of the actual costs of funds to Bank, or (iii) it has become unlawful for Bank to charge interest on Loans by reference to LIBOR; and

(c)If LIBOR is deemed by Bank to be unavailable, then Bank shall so notify the Borrower, and all LIBOR Loans (as defined below) shall immediately and automatically begin bearing interest at the Base Rate (and shall continue to do so until LIBOR is reasonably deemed available by Bank).

Interest Computations

Interest due with respect to this Note shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.  If the due date for any payment required under this Note is extended by operation of law, interest shall be payable for such extended time.  If any payment required under this Note is due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day (with interest continuing to accrue until paid), unless such extension would carry such date for payment into the next month, in which event such payment shall be made on the preceding Business Day.

Principal plus Interest Payments

The Borrower shall repay the outstanding balance of this Note in consecutive monthly installments of principal in the amount of Fifty Nine Thousand Seven Hundred Fifty and 00/100 Dollars

Loan No. 33453

($59,750) plus interest due on each Payment Date.    On the Term Loan Maturity Date, the Borrower shall repay all Obligations then outstanding with respect to the Term Loan, including, without limitation, the outstanding principal balance of this Note, all interest accrued thereon, prepayment fees, charges and premiums, and all costs and expenses payable to Bank.

The Borrower may prepay this Note in whole or in part at any time, without premium or additional charge, except as set forth in this Note.  Amounts so prepaid may not be borrowed or reborrowed, and the Term Loan shall be permanently reduced by the amount so prepaid.

Prepayment; Yield Maintenance and Breakage

Except for any obligations under a Swap, if any, so long as interest is accruing at a LIBOR-based rate (“LIBOR Loan”), the Borrower may prepay only upon at least three (3) Business Days’ prior written notice to Bank (which notice shall be irrevocable), and the Borrower shall pay the applicable Yield Maintenance Fee (if any) to Bank and any actual breakage costs incurred by Bank, upon request of Bank, in connection with the payment of a LIBOR Loan on a date other than the last day of the Interest Period for such LIBOR Loan.  As used herein, “Yield Maintenance Fee” means an amount computed as follows in connection with prepayment of LIBOR Loans: the current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the last day of the Interest Period applicable to the LIBOR Loan as to which the prepayment is made shall be subtracted from the LIBOR in effect at the time of prepayment.  If the result is zero or a negative number, there shall be no Yield Maintenance Fee.  If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid.    The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the applicable Interest Period.  The resulting amount shall be the Yield Maintenance Fee, which shall be due and payable upon the prepayment of a LIBOR Loan.  If by reason of an Event of Default, Bank elects to declare the Obligations under this Note to be immediately due and payable, then a Yield Maintenance Fee with respect to then outstanding LIBOR Loans shall be due and payable.  The Borrower acknowledges that Bank will incur substantial additional costs and expenses, including loss of yield and anticipated profitability, in the event of prepayment of a LIBOR Loan and that the Yield Maintenance Fee compensates Bank for such costs and expenses and is bargained for consideration and not a penalty. Prepayment of the principal amount of the Note, in whole or in part, whether voluntary or involuntary, will be subject to payment by Borrower to Lender of all assessments, losses, fees and costs of any kind or nature incurred by Lender under any and all Swap Transaction Documents (as defined in the Loan Agreement) by and between Borrower and Lender, which arise, directly or indirectly, as a result of such prepayment.  Moreover, at no time during the term of the loan may the then principal balance of the loan be less than the then remaining notional amount of the Swap, and any prepayment of the Note below the notional amount will require an equivalent reduction in the notional amount under the Swap Transaction Documents.  This prepayment penalty provision is only applicable if the Borrower and Lender have entered into a Swap Transaction evidenced by a separate Swap Transaction Documents.

Acceleration; Default Interest and Late Charges

Upon the occurrence of a Matured Event of Default, (a) Bank may declare the aggregate unpaid balance of principal of this Note, plus all accrued interest and all other unpaid Obligations, to be immediately due and payable, and (b) all Obligations evidenced by this Note shall bear interest at the Default Rate.  In addition, if any payment required under this Note is not paid in full within ten days after its due date, the Borrower shall pay to Bank, on demand, a late payment charge equal to two percent (2%) of the overdue payment.  The provisions of this Section, and Borrower’s liability and responsibility under this Note and with respect to other Obligations, and Bank’s rights with respect thereto, are expressly subject to the provisions of Section 15 of the Loan Agreement.

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Application of Payments

Any payments received by Bank with respect to this Note prior to the occurrence of a Matured Event of Default shall be applied first to any costs, expenses, fees, or prepayment premiums due to Bank, second to any accrued interest, and third to the unpaid principal.  Any payments received after the occurrence of a Matured Event of Default shall be applied to the Obligations in such a manner as Bank shall determine.

Place for Payments

All payments under this Note shall be made at the office of Bank at the address set forth on the signature page of this Note (or at such other place as Bank may designate from time to time in writing) in lawful money of the United States of America, in federal or other immediately available funds.

Waivers by the Borrower

To the extent permitted by applicable law, the Borrower waives presentment, demand, notice of dishonor, protest, and all other demands and notices (except as provided in or required by the Loan Agreement or other Loan Documents) in connection with the delivery, acceptance, performance, and enforcement of this Note.  The Borrower’s liability under this Note shall remain unimpaired, notwithstanding (i) any extension of the time for payment or other indulgence granted by Bank, (ii) the release of all or any part of the security granted to Bank, or (iii) the liability (or release of liability) of any party that may assume or otherwise be liable for the payment of the indebtedness evidenced by this Note or the performance of the Obligations of the Borrower under any of the other Loan Documents.

Business Purposes

The Borrower represents to Bank that the proceeds of this Note will be used solely for business purposes and shall not be used for personal, family, or household purposes.

Note as Loan Document

This Note constitutes a Loan Document as defined in the Loan Agreement and shall be governed by the provisions of the Loan Agreement pertaining to setoff, governing law, and jurisdiction and forum.

WAIVER OF JURY TRIAL, SERVICE OF PROCESS AND DAMAGES

The Borrower and, by its acceptance of this Note, Bank each knowingly, voluntarily, and intentionally waives the right to a trial by jury with respect to any claim arising out of, under, or in connection with this Note or any course of conduct, course of dealings, statements (whether oral or written), or actions of the Borrower or Bank, including, without limitation, Bank's administration of the Term Loan or enforcement of this Note or the other Loan Documents.  The Borrower agrees it shall not seek to consolidate any such action with any other action in which a jury cannot be waived or has not been waived.

In any action or proceedings arising out of, or relating to, this Note, the Borrower absolutely and irrevocably waives personal service of any summons, complaint, declaration, or other process and absolutely and irrevocably agrees that service of process may be made in the manner (and to the address for notices to the Borrower) specified in the Loan Agreement.

Loan No. 33453

The Borrower certifies that no representative, agent, or attorney of Bank has represented, expressly or otherwise, that Bank would not, in the event of litigation, seek to enforce the foregoing waivers and agreements, each of which constitutes a material inducement for Bank to accept this Note and to make the Term Loan.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Loan No. 33453

IN WITNESS WHEREOF, the Borrower has executed this Note as of the date first above written.

BORROWER:

UTSI Finance, Inc.,

a Michigan corporation,

By:	/s/ Violeta V. Golematis
Violeta V. Golematis
Its:	Treasurer

Address for Payments:

Flagstar Bank, FSB

Commercial Loan Operations

5151 Corporate Drive

Mail Stop E-203-3

Troy, Michigan 48098